Exhibit 10.12

LEASE AMENDMENT

EXCERCISE and MODIFICATION OF 2nd EXTENSION TERM and GRANT of 3rd

and 4th OPTIONS TO EXTEND LEASE TERM

Dated October 6, 2008

Amendment to that certain AIR Standard Industrial/Commercial Single-Tenant

Lease—Net dated May 19, 1999 between Griswold Industries as Lessor and

Stone Boardwear dba Volcom as Lessee

RECITALS:

A.

Lessor and Lessee are parties to that certain AIR Standard Industrial/Commercial Single-Tenant Lease—Net dated May 19, 1999 between Griswold Industries as Lessor and Volcom, Inc. (successor in interest to Stone Boardwear, a California corporation, dba Volcom) as Lessee, including appurtenant Addendums titled as follows: Option to Extend dated February 26, 1999, Option to Extend dated May 19, 1999, Lessor’s Responsibilities for Code Compliance dated May 19, 1999, Right of First Refusal to Lease Additional Space dated February 26th, 1999, Right to Approve Lease of Remaining Space Within the Premises dated February 26th, 1999, and Assignment and Subletting dated February 26th 1999, shall hereinafter collectively be referred to as the “Lease.” Pursuant to the Lease, Lessee currently Leases from Lessor that certain premises containing approximately 86,415 sq. ft. and commonly known as 1740 Monrovia Ave., Costa Mesa, California.

B.

The Lease grants Lessee an Option to extend the Original Lease term for two extension terms of sixty months each by written notice before 90 days but not more than 180 days prior to the expiration of the then effective term. Lessee has so exercised such option for the first extension term which commenced 8/1/2004 and expires 7/31/2009. The notification period for Lessee’s option to extend for the 2nd additional term commences 2/1/2009 and expires 4/30/2009.

C.	Lessor and Lessee desire to amend the Lease upon the terms and conditions more particularly set forth in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of

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which are hereby acknowledged, Lessor and Lessee hereby amend the Lease, and Lessor and Lessee agree as follows:

1.	Incorporation: Defined Terms: The Lease, including all exhibits and schedules attached thereto, is incorporated into this Amendment by this reference.

2.

2nd Extension Option is hereby exercised. Regardless of the notification period specified herein and in the Lease, the 2nd Extension Option shall be exercised as of the execution of this amendment, with modifications as further described herein. The 2nd Term Extension shall commence August 1, 2009 and End 7/31/2014.

3.	Immediate Rent Increase: Upon mutual execution of this Amendment, base rent shall be increased by $.05 per sq. ft. / $4,320.75 / mo. to total $.63 per sq. ft. / $54,441.45 / mo.

a.

3 % Annual Increases until 7/31/14: On August 1st of each year, rent shall be adjusted upwards by 3% annually. Such 3% annual increase in rent shall occur until the expiration of the 2nd extension term, which shall end 7/31/2014.

b.	Outstanding Rent: Any change in rent due to Lessor as a result of this rent increase shall be prorated and paid at the next monthly due date for the payment of rent after the execution of this Amendment.

4.

3rd Five- Year Extension Option: Lessor hereby grants to Lessee a 3rd Five- Year Extension Option, commencing August 1, 2014 and ending 7/31/2019. Such Extension Option must be exercised by written notice before 90 days but not more than 180 days prior to the expiration of the then effective term.

5.	Adjustment of First Year Rent for the Third Extension Term: Rent during the first year of the 3rd Extension term commencing August 1, 2014 shall be $.90 per sq. ft. / $77,773.50.

6.	CPI Adjustments: Rent rate adjustments for each year subsequent to the first year of the Second extension term shall be based on the change, if any, in the applicable Consumer Price Index (“CPI”) as further described as follows:

a.	CPI reference and calculation: the Base Rent shall be adjusted by the change, if any, from the Base Month specified below, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for “CPI U” (All Urban Consumers) for Los Angeles – Riverside – Orange County, CA.

b.	On August the first, the monthly rent payable shall be calculated as follows: the monthly Base Rent of the preceding 12 months amount shall be multiplied by a fraction the numerator of which shall be the average CPI of the trailing twelve months ending in the calendar month June of the same year, and the denominator of which shall be the average CPI of the trailing twelve months ending in the calendar month June of the preceding year.

c.	The sum so calculated shall constitute the new monthly rent hereunder, even in the event that any such new monthly rent be less than the rent payable for the month immediately preceding the rent adjustment.

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d.	In the event the compilation and/or publication of the CPI shall be transferred to any other governmental department or bureau or agency or shall be discontinued, then the index most nearly the same as the CPI shall be used to make such calculation. In the event that the Parties cannot agree on such alternative index, then the matter shall be submitted for decision to the American Arbitration Association in accordance with the then rules of said Association and the decision of the arbitrators shall be binding upon the parties. The cost of said Arbitration shall be paid equally by the Parties.

7.

4th Five-Year Extension Option: Lessor hereby grants to Lessee a 4th Five-Year Extension Option commencing August 1, 2019 and ending 7/31/2024. Such Extension Option must be exercised by written notice before 90 days but not more than 180 days prior to the expiration of the then effective term.

8.

Continued CPI Rent Adjustments: Monthly rent for each of the years 1 – 5 of each of the 3rd and 4th Five-Year Extension Options referenced above shall be determined on an annual basis by a continuation of CPI adjustments as described in paragraphs 6 a – d above.

9.	Miscellaneous:

a.	Entire Agreement; Modifications. The Lease, as modified by this Amendment, constitutes the entire agreement between Lessor and Lessee with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between Lessor and Lessee in connection therewith. The Lease, as modified by this Amendment, may be modified only by a written instrument duly executed by Lessor and Lessee.

b.	Captions; Governing Law. The captions contained in this Amendment are for convenience of reference only, and do not limit or enlarge the terms and conditions of this Amendment. This Amendment and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the State of California.

c.	Continuing Effect; Gender and Number. Except as modified by this Amendment, the Lease shall remain unmodified and in full force and effect. Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter. (d) Counterparts. This Amendment may be executed in multiple counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one and the same instrument.

d.	Conflicts; Incorporation by Reference. In the event of any conflict between the term of this Amendment and the Lease, the terms of this Amendment shall control. All of the exhibits attached to this Amendment are by this reference incorporated herein and made a part hereof for all purposes.

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IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first set forth below.

LESSOR:

Griswold Industries

By:

Name:

Date:

Title:

By:

Name:

Date:

Title:

LESSEE:

Volcom, Inc., a Delaware corporation

By:

Name:

Date:

Title:

By:

Name:

Date:

Title:

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